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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form S-1/A of our report dated April 16, 1999, except for paragraphs three through five of Note 13, as to which the date is June 18, 1999, and paragraph six of Note 13, as to which the date is August 9, 1999, relating to the financial statements of FreeShop.com, Inc., of our report dated May 6, 1999, relating to the financial statements of Commonsite LLC, and of our report dated May 24, 1999, relating to the financial statements of Travel Companions International, Inc. which appear in such Registration Statement. We also consent to the references to us under the heading "Experts," in such Registration Statement.



PricewaterhouseCoopers LLP
Seattle, Washington
August 12, 1999